Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

TIAN’AN TECHNOLOGY GROUP LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares no par value	10,000,000 Shares	$4.00 Per Share	40,000,000	0.0001531	$6,124.00

Total Offering Amounts				40,000,000	0.0001531	$6,124.00
Total Fee Offsets
Net Fee Due						$6,124.00

(1)	This registration statement covers the ordinary shares issuable pursuant to the Registrant 2024 Equity Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement.